Exhibit 21.1

SUBSIDIARIES OF THE REGISTRANT

The Registrant’s subsidiaries as of December 31, 2017 are listed below

Subsidiary	State of Incorporation or Organization

Capital Financial Services, Inc.	Wisconsin